Exhibit 99.5

[Letterhead of Goldman, Sachs & Co.]

April 27, 2005

Members of the Board of Directors

Nextel Communications, Inc.

2001 Edmund Halley Drive

Reston, VA 20191

Re:	Filing of Amendment No. 1 to the Registration Statement on Form S-4 of Sprint Corporation (File No. 333-123333)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated December 15, 2004, with respect to the fairness from a financial point of view to the holders of the outstanding shares of Class A common stock, par value $0.001 per share of Nextel Communications, Inc. (the “Company”) of the Merger Consideration (as defined in our opinion letter) to be paid to such holders in the proposed merger of the Company with and into a wholly-owned subsidiary (“S-N Merger Corp.”) of Sprint Corporation (“Sprint”) pursuant to the Agreement and Plan of Merger, dated as of December 15, 2004, by and among the Company, Sprint and S-N Merger Corp.

The foregoing opinion letter is provided for the information and assistance of the members of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the references to our opinion in, and to the inclusion of the foregoing opinion in, the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)